SUN COMMUNITIES, INC.

ARTICLES OF AMENDMENT

Sun Communities, Inc., a Maryland corporation (the “Corporation”), having its principal office in Baltimore, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland, that:

FIRST:     The Charter of the Corporation is hereby amended by striking out Section 7 of Article VII of the Charter and inserting in lieu thereof the following:

Section 7. Other Action by Board. Subject to Section 20 of this Article VII, nothing contained in this Article VII shall limit the authority of the Board of Directors to take such action as it deems necessary or advisable to protect the Corporation and the interests of its stockholders by preservation of the Corporation’s status as a REIT.

SECOND:     The Charter of the Corporation is hereby amended by striking out Section 20 of Article VII of the Charter and inserting in lieu thereof the following:

Section 20. Settlement. Notwithstanding any provision contained herein to the contrary, nothing in this Charter shall preclude the settlement of any transaction concerning the Corporation’s common, preferred or any other class of equity stock effected on the New York Stock Exchange.

THIRD:     The Board of Directors of the Corporation on February 25, 1997 duly adopted a resolution in which was set forth the foregoing amendments to the Charter, declaring that such amendments as proposed were advisable and directing that they be submitted for action by the stockholders of the Corporation at the annual meeting to be held on May 29, 1997.

FOURTH:     Notice setting forth the foregoing amendments to the Charter and stating that a purpose of the meeting of the stockholders would be to take action thereon, was given, as required by law, to the stockholders of the Corporation. The amendments to the Charter of the Corporation as hereinabove set forth were approved by the stockholders of the Corporation at such meeting by the affirmative vote of more than 2/3 of all of the votes entitled to be cast thereon.

FIFTH:     The amendments to the Charter of the Corporation as hereinabove set forth have been duly advised by the Board of Directors and approved by the stockholders of the Corporation.

SIXTH:    The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts set forth herein which are required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, such matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

IN WITNESS WHEREOF, Sun Communities, Inc. has caused these presents to be signed in its name and on its behalf by its President and attested to by its Secretary on June 13, 1997.

SUN COMMUNITIES, INC.

By:/s/ Gary A. Shiffman
Gary A. Shiffman, President

ATTEST:

/s/ Jeffrey P. Jorissen
Jeffrey P. Jorissen, Secretary